COMPUTER ASSOCIATES REPORTS SECOND QUARTER FY 2004 RESULTS

•	Quarterly revenue of $833 million, exceeding company’s projection

•	GAAP loss per share of $0.15, including $0.19 litigation settlement charges

•	Non-GAAP (operating) EPS of $0.14, including a $0.02 litigation settlement charge

•	New deferred subscription revenue of $405 million, representing annualized growth of 6 percent over last year’s second quarter

•	Cash from operations of $176 million, including a $40 million litigation settlement payment

•	Cash and marketable securities balance of $985 million

ISLANDIA N.Y., October 22, 2003 — Computer Associates International, Inc. (NYSE: CA) today announced financial results for its second fiscal quarter ended September 30, 2003.

“This was another good quarter for CA as we exceeded our revenue and operating earnings projections,” said Sanjay Kumar, CA’s chairman and CEO. “In addition, we took action to put two longstanding legal issues behind us. Contract signings for the quarter were higher than last year, led primarily by the strength of our North American business. Additionally, our channel business is beginning to make progress, reflecting our efforts to improve relationships with partners through enhanced training, support and incentive programs.”

Financial Overview – Second Quarter Fiscal Year 2004

Total revenue for the second quarter of fiscal year 2004 was $833 million, an 8 percent increase over total revenue generated in the second quarter of fiscal year 2003, and which exceeded the upper range of CA’s previous guidance of $825 million. The increase over the prior year was primarily driven by an increase in subscription revenue associated with the on-going transition to the company’s current business model as well as benefits of stronger European currencies versus the U.S. dollar, which were anticipated in the company’s projections.

“Software Fees and Other,” principally representing the company’s channel business, decreased $8 million or 8 percent from last year’s comparable quarter, but increased $7 million or 9 percent compared to the first fiscal quarter ended June 30, 2003. Revenue from the channel increased from the first fiscal quarter as a result of the company’s continued efforts to improve its channel business. Kumar reiterated that CA has enhanced the structure and management of the channel organization in the last few quarters; new and very competitive channel products and compensation plans were put in place; and CA’s new Customer Interaction Call Center in Tampa is becoming very effective in providing leads to CA’s channel partners. Total unit shipments through the channel during the second fiscal quarter were up over 10 percent compared to the first fiscal quarter.

Net loss on a GAAP basis for the second quarter was $87 million, or $0.15 per diluted share, compared to a net loss of $52 million, or $0.09 per diluted share, reported in the comparable prior year period. Net loss in the second quarter includes two charges previously announced during the quarter. There was an after tax charge of $100 million, or $0.17 per share associated with the shareholder litigation settlement, and an after tax charge of $13 million, or $0.02 per share, associated with the Canopy Group and Center 7 litigation settlement. Prior to incurring these charges, the company had estimated that it would earn $0.01 to $0.03 per share on a GAAP basis in the quarter.

On a fully diluted operating basis (excluding all acquisition-related amortization and the $0.17 per share shareholder litigation settlement charge, but including the $0.02 per share Canopy Group/Center 7 litigation settlement charge), the company earned $0.14 per share in the second quarter of fiscal 2004, compared to $0.04 per share in the second quarter of fiscal 2003. Prior to incurring the $0.02 per share litigation settlement charge, the company previously estimated that it would earn $0.13 to $0.15 per share on a fully diluted operating basis in the quarter. Operating earnings per share is a non-GAAP financial measure as noted in the discussion of non-GAAP results below. A reconciliation of GAAP to operating results is included in the tables following this press release.

The following table summarizes the per share impact on GAAP and non-GAAP operating results of the two litigation settlement charges referred to above:

	Impact on:

		Non-GAAP
	GAAP	(Operating)

Shareholder Litigation	$0.17	$—
Canopy Group/ Center 7 Litigation	0.02	0.02

Total per share impact	$0.19	$0.02

As previously disclosed, until the shares associated with the shareholder litigation are issued, the company’s GAAP results will include an adjustment to increase or decrease the shareholder litigation charge based upon the closing price of the company’s stock at the end of each period.

During the quarter, CA recorded new deferred subscription revenue of $405 million – with a weighted average contract duration of approximately 2.7 years. New annualized deferred subscription revenue – representing total new deferred subscription revenue divided by the weighted average contract duration – was approximately $150 million for the quarter. This represents a 6 percent year-over-year increase. At September 30, 2003, the company’s aggregate deferred subscription revenue balance – the undiscounted amount of contractually committed license agreements pursuant to its business model for which revenue has been deferred and will be recognized ratably – was approximately $3.7 billion.

Kumar stated, “Bookings growth for the quarter was driven principally by our North American business which benefited from the continued warm-up in technology spending across the area. On the other hand, our European business, albeit hampered by a tough comparison given a strong Q2 performance last fiscal year, saw its booking growth capped in the quarter by what we believe to be macro economic pressures in Europe. Other regions performed well, and our customers worldwide continue to embrace CA’s technology, business model, and the changes that we have made in our business to better serve them.”

Product Areas

CA’s security products experienced a strong performance during the quarter. The company’s efforts to bring new leading edge security products to market and to go head-to-head with its competitors are beginning to result in increased sales of security management products and desktop security tools, such as antivirus technologies, to enterprise customers. Customers have responded favorably to the recent introduction of CA’s eTrust Security Command Center, which integrates security management under a single point-of-control. The company also recently announced the availability of its eTrust Vulnerability Manager, a unique security management solution that automatically discovers business critical assets and pinpoints vulnerabilities that threaten the integrity of enterprise IT environments. In September, IDC named CA the worldwide market leader in Security 3A (Administration, Authorization and Authentication) software for the third consecutive year.

The company’s enterprise management family of products continued to perform well and remains a key foundation technology for the company. During the quarter, CA extended its leadership in managing on-demand computing and now provides the industry’s most comprehensive solutions, spanning the enterprise, security and storage management areas. In July, CA unveiled its revolutionary new technology to discover and manage business processes, referred to as “Sonar.” Sonar correlates business processes to the supporting IT assets, thereby aligning IT infrastructure investments with business priorities. In August, IDC named CA as the world leader in the enterprise system and storage management software market. According to IDC, CA leads all companies in both total revenue and market share.

Performance in CA’s storage family of products improved from the company’s first fiscal quarter. CA’s BrightStor ARCserve Backup continues to receive strong reviews and recently won top honors in comparative reviews of data protection solutions from two leading European magazines. In July, CA announced the general availability of BrightStor Storage Assessment Pack and BrightStor SAN Life Cycle Management Starter Pack, two solutions designed to enable CA’s Premier channel partners to jumpstart their customers’ enterprise storage initiatives. The company remains committed to providing timely and innovative storage products and to improving relationships with its business partners through improved training, support and incentive programs.

CA’s information management products performed as expected in the quarter. The company continues to focus its efforts on data modeling tools, application life cycle management tools, and information and intelligence tools. With complex application development and data management efforts underway at many customer sites, CA is responding with unique value propositions for customers to more cost effectively manage these efforts.

“During the quarter, we invested $171 million in research and development,” Kumar said. “CA is dedicated to providing its customers with the most innovative management products on the market. While difficult market conditions have caused many technology suppliers to reduce their R&D expenditures, CA continues to plan for the long term by investing in innovative new technologies and enhancing our existing solutions.”

Enhanced Capital Structure

“As a result of the continued strong cash generated from our operations, our capital structure continues to improve,” said CA’s interim Chief Financial Officer, Doug Robinson, who pointed out that CA’s cash generated from operations of $176 million for the second fiscal quarter, is net of the $40 million payment associated with the litigation settlement in August 2003, and would have been $216 million absent of this payment. “At September 30, 2003, the company’s cash and marketable securities balance increased to $985 million from $876 million last quarter. Total debt has been reduced to $2.3 billion; we have no bank debt outstanding; we have an un-drawn $470 million credit facility, and our next scheduled debt repayment is not until April 2005.”

Audit Committee Preliminary Report

Commenting on inquiries into CA’s historical accounting practices, Kumar said: “Earlier this month the Audit Committee of the Board of Directors issued preliminary findings of its independent investigation, and in light of what they found we asked three executives to resign. The findings were obviously disturbing to all of us and it has been a painful time for the company. The Committee and the government investigations are serious matters that will continue to get whatever time and attention they demand. At the same time, we will not lose focus on our customers or our business, and we will not waver in our determination to earn investor confidence every day by setting and meeting the highest standards in corporate governance.

“Difficult as they are, these lessons underscore the strength of our current business model. In fact, it is becoming more and more clear that the model we adopted in October 2000 not only improved on our past approach, but set new industry standards for predicting performance and providing financial transparency,” Kumar said.

Outlook for the Remainder of Fiscal Year 2004

“We expect our industry to operate in more or less the same economic conditions during the remainder of fiscal year 2004,” Kumar said. “While we see some loosening in technology spending in North America, IT buyers continue to be cautious in deciding what purchases to make. As we have said before, CA has the right business model and a mindset that puts the customer at the center of everything we do. We have the right combination of software products, a strong management team and a unique licensing model that enables us to compete effectively in a market that has undergone a fundamental change in the way it looks at IT investments.”

The company made the following projections for the third fiscal quarter and full fiscal year, which are based on current expectations and represent “forward looking statements” (as defined below):

For the third fiscal quarter ending December 31, 2003:

•	Revenue in the range of $825 million to $845 million

•	GAAP earnings per share in the range of $0.02 to $0.04

•	Diluted operating earnings per share in the range of $0.14 to $0.16

For the full fiscal year ending March 31, 2004:

•	Revenue in the range of $3.3 billion to $3.4 billion

•	GAAP loss per share in the range of $0.04 to $0.09

•	Diluted operating earnings per share of $0.55 to $0.60

Second Quarter Webcast and Financial Filing

The company will host a webcast at http://ca.com/media/q2_fy2004 today at 5 p.m. EDT to discuss its second quarter results. Consistent with recent best practices, the company anticipates filing its Form 10-Q for the quarter ended September 30, 2003 as soon as practical. KPMG LLP (KPMG), the independent accountants for the company, has advised the company that due to the ongoing status of the investigation by the Audit Committee of the Board of Directors into accounting practices that were in place prior to the company’s adoption of its current business model in October 2000, it is currently unable to complete its review under Statement of Auditing Standards No. 100 (SAS 100) of the unaudited Consolidated Condensed Financial Statements included in the company’s Form 10-Q. Therefore, the company’s Form 10-Q for the quarter ended September 30, 2003 will initially be filed without the independent accountant’s review report. When such review has been completed the company intends to amend its Form 10-Q to include KPMG’s SAS 100 review report.

Since the Audit Committee investigation relates to the period prior to the adoption of its current business model in October 2000, and based on the Audit Committee’s findings to date, the company believes the investigation and the subsequent completion of the KPMG review will not result in any change to the company’s Consolidated Condensed Financial Statements included in the company’s Form 10-Q and contained in this press release. The company, however, cannot predict the timing or possible outcome of the Audit Committee or government investigations. Refer to the company’s Form 10-Q and other SEC filings for further details.

Non-GAAP Financial Measures

This press release includes financial measures for net income and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” net income and earnings per share exclude non-cash amortization of acquired technology and other intangibles, the shareholder litigation settlement charge, and the associated tax effects of these items. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding non-cash acquisition related charges and the shareholder litigation settlement charge, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results, comparisons to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and is a key variable in determining management incentive compensation. We believe these non-GAAP financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management. Founded in 1976, CA is headquartered in Islandia, NY, and operates in more than 100 countries. For more information on CA, please visit http://ca.com.

# # #

In addition to the historical information presented, certain statements in this release may constitute “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company’s business model; risks associated with changes in the way in which the company accounts for license revenue; the outcome of the Audit Committee’s ongoing investigation into accounting practices in place prior to October 2000; the difficulty of making financial projections resulting from the significant percentage of CA’s quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release, except as otherwise required by law.

© 2003 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Robert Cirabisi	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-4878	(631) 342-2111
	Robert.Cirabisi@ca.com	Daniel.Kaferle@ca.com

Table 1
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Statements of Operations
(In millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Subscription Revenue	$478	$343	$927	$657
Software Fees and Other	87	95	167	190
Maintenance	164	197	335	402
Financing Fees	49	77	103	163
Professional Services	55	60	114	125

Total Revenue	833	772	1,646	1,537

Amort. of Capitalized Software Costs	117 (1)	118 (1)	233 (2)	237 (2)
Cost of Professional Services	52	59	107	118
Selling, General and Administrative	333	345	669	695
Product Dev. And Enhancements	171	165	339	330
Commissions and Royalties	57	60	111	120
Depr. and Intangibles Amort	35 (3)	35 (3)	69 (4)	69 (4)
Interest Expense, net	29	41	60	88
Other Gains/Expenses, net	20	28	24	59
Shareholder Litigation Settlement	150	—	150	—

Total Expenses	964	851	1,762	1,716
Loss Before Income Tax Benefit	(131)	(79)	(116)	(179)
Income Tax Benefit	(44)	(27)	(38)	(62)

Net Loss	$(87)	$(52)	$(78)	$(117)

Basic LPS	$(0.15)	$(0.09)	$(0.13)	$(0.20)
# of Shares Used	579	573	579	576
Diluted LPS	$(0.15)	$(0.09)	$(0.13)	$(0.20)
# of Shares Used	579	573	579	576

(1)	Includes Acquisition Amortization of $107 and $109 in 2003 and 2002, respectively.

(2)	Includes Acquisition Amortization of $213 and $220 in 2003 and 2002, respectively.

(3)	Includes Acquisition Amortization of $11 and $9 in 2003 and 2002, respectively.

(4)	Includes Acquisition Amortization of $21 and $19 in 2003 and 2002, respectively.

Table 2
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	September 30,	March 31,
	2003	2003(1)

Cash and Marketable Securities	$985	$1,512
Trade and Installment A/R, net	1,425	1,854
Other Current Assets	91	127

Total Current Assets	2,501	3,493

Installment A/R, net	579	519
Property and Equipment, net	646	665
Purchased Software Products, net	1,243	1,431
Goodwill, net	4,456	4,453
Other Noncurrent Assets, net	424	439

Total Assets	$9,849	$11,000

Loans Payable and Current Portion of Long –Term Debt	$2	$828
Deferred Subscription Revenue (collected)-Current	842	923
Other Current Liabilities	1,147	1,241

Total Current Liabilities	1,991	2,992

Long-Term Debt, net of current portion	2,298	2,298
Deferred Income Taxes	699	792
Deferred Subscription Revenue (collected)-Noncurrent	213	173
Deferred Maintenance Revenue	276	350
Other Noncurrent Liabilities	29	32

Total Liabilities	$5,506	$6,637
Stockholders’ Equity	4,343	4,363

Total Liabilities and Stockholders’ Equity	$9,849	$11,000

(1)	Certain prior period balances have been reclassified to conform with current period presentation.

Table 3
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	September 30,

	2003	2002

OPERATING ACTIVITIES:
Net Loss	$(87)	$(52)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	152	153
Provision for Deferred Income Taxes	(70)	(48)
Decrease in Noncurrent Installment A/R, net	1	95
Gain on Early Retirement of Debt	—	(2)
Decrease in Deferred Subscription Revenue (collected) – Noncurrent	(4)	(17)
Decrease in Deferred Maintenance Revenue	(38)	(52)
Decrease in Trade and Current Installment A/R, net	154	113
Decrease in Deferred Subscription Revenue (collected) – Current	(98)	(58)
Other	166	70

NET CASH PROVIDED BY OPERATING ACTIVITIES	176	202
INVESTING ACTIVITIES:
Acquisitions/ Purchase Accounting Liabilities	(28)	(12)
Other	(22)	(22)

NET CASH USED IN INVESTING ACTIVITIES	(50)	(34)
FINANCING ACTIVITIES:
Debt Repayments, net	—	(132)
Dividends Paid	(23)	(23)
Exercises of Common Stock Options and Other	2	1
Purchases of Treasury Stock	(2)	(47)

NET CASH USED IN FINANCING ACTIVITIES	$(23)	$(201)

Table 4
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	September 30,				September 30,

	2003		2002		2003		2002

Total Revenue (See Table 1)	$833		$772		$1,646		$1,537
Total Expenses (See Table 1)	964		851		1,762		1,716

Loss Before Taxes (See Table 1)	(131)		(79)		(116)		(179)
Non-GAAP Adjustments:
Purchased Software Amortization	107		109		213		220
Intangibles Amortization	11		9		21		19
Shareholder Litigation Settlement	150		—		150		—

Operating Income Before Interest Adj. & Taxes	137		39		268		60
Interest on Dilutive Convert. Bonds	2		—		4		—
Income Tax – Provision	52		17		102		26

Net Operating Income	$87	(1)	$22		$170	(1)	$34
Diluted Operating EPS	$0.14	(1)(2)	$0.04	(2)	$0.28	(1)(2)	$0.06	(2)
# of Shares Used	612	(1)(2)	575	(2)	608	(1)(2)	578	(2)

1)	Net operating income and the number of shares used in the computation of diluted operating EPS for the three and the six months ended September 30, 2003, have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes and the Shareholder Litigation Settlement shares.

2)	The number of shares used in the computation of diluted operating EPS for each period presented has been adjusted to reflect the dilutive impact of the Company’s stock options.

The non-GAAP financial information set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table 5
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of Projected GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ending			Fiscal Year Ending
	December 31, 2003			March 31, 2004

Projected Revenue Range	$825	to	$845	$3,300	to	$3,400

Projected GAAP EPS/(LPS) Range	$0.02	to	$0.04	($0.09)	to	($0.04)
Non GAAP Adjustments:
Projected Per Share Impact of Acquisition Amortization and Shareholder Litigation, Net of Taxes	$0.12		$0.12	$0.64		$0.64

Projected Diluted Operating EPS Range	$0.14	to	$0.16	$0.55	to	$0.60

The projected Diluted Operating EPS set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The projected GAAP and non-GAAP financial information set forth in this reconciliation represent forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties as identified in the Safe Harbor Statement of this press release.